EXHIBIT 99.1

ChinaNet Online Holdings Reports Fourth Quarter and Full Year 2011 Earnings

•	$28.7 million FY 2011 revenues slightly exceeded revised guidance of $26.5 to $28.5 million

•	Initiated BMSCB services with a total of 63 customers

BEIJING, April 16, 2012 -- ChinaNet Online Holdings, Inc. ("ChinaNet" or the “Company”), (Nasdaq: CNET), a leading B2B (business to business) Internet technology company providing online-to-offline ("O2O") sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, today announced financial results for the fourth quarter and full year 2011.

Summary Financials

Fourth Quarter 2011 Results (USD) (Unaudited)

	Q4 2011	Q4 2010	CHANGE
Sales	$6.2 million	$10.4 million	-40%
Gross Profit	$3.0 million	$7.2 million	-58%
Gross Margin	49.0%	69.5%	-29%
Net Income Attributable to Common Stockholders	-$3.9 million	$4.5 million	-187%
Adjusted Net Income Attributable to Common Stockholders	-$1.8 million(1)	$4.5 million	-139%
EPS (Diluted)	-$0.19	$0.23	-184%
Adjusted EPS (Diluted)	-$0.08(1)	$0.23	-138%

(1) Non-GAAP adjusted net income attributable to common shareholders and EPS excludes: (1) a $0.7 million non-cash gain on deconsolidation of a subsidiary and $0.2 million of the related deferred income tax expenses; (2) a $0.1 million non-cash charge of the changes in fair value of the contingent consideration receivables related to make good provisions upon acquisition of VIEs; and (3) a $2.6 million non-cash stock compensation expense recognized for restricted stock and options issued to management, directors and employees in the three month period ended December 31, 2011.

Fourth Quarter 2011 Financial Results

Revenues for the fourth quarter of 2011 decreased by 40% to $6.2 million from $10.4 million in the fourth quarter of 2010 due to a significant reduction in advertising spending by our existing customers.  We believe that the decrease in such spending is due to a lack of available credit. Revenue from internet advertising and marketing decreased by 60% to $3.5 million, as compared to the fourth quarter of 2010 due to decreased spending from the majority of both traditional and branded customers. Sales from brand management and sales channel building services increased $0.4 million to $0.9 million in the fourth quarter of 2011, representing 14% of total revenues in that period.

"Our results during the year were significantly affected by the overall downturn in the SME sector," explained Mr. Handong Cheng, Chairman and CEO of the Company. "Credit was significantly constrained for most of the year, which hit our core small business customers the hardest. We took aggressive measures, which included the launch of new portals such as liansuo.com and chuangye.com to counter these trends. While we believe these investments will add new sources of high margin sales over the next several years, it will take time for these businesses to become a meaningful contributor to our overall performance."

Total cost of sales for the fourth quarter of 2011 was $3.2 million, essentially unchanged from the same period a year ago. Gross profit was $3.0 million for the fourth quarter of 2011, representing gross margin of 49.0%, compared to $7.2 million of gross profit and gross margin of 69.5% in the fourth quarter of 2010. The year-over-year decline was a result of significantly lower sales from internet advertising and marketing segment, which contributes higher than average margins.

Operating expenses for the three months ended December 31, 2011 were approximately $7.5 million, up 193% from $2.6 million in the comparable period in 2010. General and administrative expenses increased $4.1 million to $5.2 million due to the inclusion of non-cash stock compensation expenses, bad debt provisions and expenses from newly-formed businesses. Research and development expenses increased by 240% year-over-year to $1.0 million, as the Company continued to invest aggressively in technology and new product development and inclusion of non-cash stock compensation expenses.

The Company had an operating loss of $4.5 million in the fourth quarter of 2011 compared to $4.7 million operating income in the fourth quarter of 2010. Excluding the $2.6 million of non-cash stock compensation expenses, operating losses for the three months ended December 31, 2011 was approximately $1.9 million.

GAAP net loss attributable to common stockholders for the fourth quarter of 2011 was $3.9 million and loss per share was $0.19 compared to $4.5 million net income attributable to common stockholders and $0.23 earnings per share in the fourth quarter of 2010, respectively. Non-GAAP adjusted net loss attributable to common stockholders and loss per share for the fourth quarter of 2011 were $1.8 million and $0.08, respectively.

Full Year 2011 Results (USD)

	FY 2011	FY 2010	CHANGE
Sales	$28.7 million	$41.6 million	-31%
Gross Profit	$16.7 million	$22.6 million	-26%
Gross Margin	58.1%	54.4%	+7%
Net Income Attributable to Common Stockholders	$2.6 million	$15.8 million	-84%
Adjusted Net Income Attributable to Common Stockholders	$4.5 million(1)	$13.9 million(2)	-67%
EPS (Diluted)	$0.14	$0.79	-82%
Adjusted EPS (Diluted)	$0.24(1)	$0.70(2)	-66%

(1) Non-GAAP adjusted net income attributable to common shareholders and EPS excludes: (1) a $0.9 million non-cash gain on deconsolidation of subsidiaries and $0.2 million of the related deferred income tax expenses; (2) a $0.1 million non-cash charge of the changes in fair value of the contingent consideration receivables related to make good provisions upon acquisition of VIEs; and (3) a $2.6 million non-cash stock compensation expense recognized for restricted stock and options issued to management, directors and employees in the twelve month period ended December 31, 2011.

(2) Non-GAAP adjusted net income attributable to common shareholders and EPS excludes a $1.9 million non-cash gain related to changes in fair value of warrants for the twelve month period ended December 31, 2010.

Revenues for the year ended December 31, 2011 decreased by 31% to $28.7 million compared to the same period in 2010. Revenue from the internet advertising and marketing decreased by 30% year-over-year to $20.0 million, representing 70% of total sales, while TV advertisement revenues decreased by 48% to $6.4 million, representing 22% of total sales. Beginning in the second quarter of 2011, internet advertising clients reduced their spending on value-added services while maintaining their basic advertising services, which resulted in an approximately 30% decline in average revenue per client.

FY 2011 Revenue Breakdown by Business Unit (USD in thousands)

	FY 2011%		FY 2010%		% Change
Internet Advertisement	$19,981	70%	$28,563	69%	-30%
TV Advertisement	$6,434	22%	$12,493	30%	-48%
Bank Kiosk	$487	2%	$531	1%	-8%
Brand Mgmt. & Sales Channel Expansion	$1,829	6%	--	--	--

Total cost of sales for the year ended December 31, 2011 was $12 million compared to $19 million for the same period in 2010. Gross profit for the year ended December 31, 2011 was $16.7 million, representing gross margin of 58.1%, compared to $22.6 million in gross profit and gross margin of 54.4% for the same period in 2010. Internet advertisement and TV advertisement generated gross margins of 69% and 19% for the year ended December 31, 2011 compared to 76% and 4% in the same period a year ago, respectively.

Operating expenses for the year ended December 31, 2011 increased by 74% to $13.5 million. General and administrative expenses increased by $4.4 million from 2010 to $7.9 million due to increased salary and other administrative expenses related to new business units, non-cash stock compensation expenses and a $2.6 million bad debt provisions. Research and development expenses grew by 135% year-over-year to $2.1 million.

Operating income for the year ended December 31, 2011 decreased by 79% from the prior year to $3.2 million. Operating margins were 11.0% compared to 35.7% in the period a year ago.

GAAP net income attributable to common stockholders for the year ended December 31, 2011 was $2.6 million. Non-GAAP adjusted net income attributable to common shareholders was $4.5 million and $13.9 million for the years ended December 31, 2011 and 2010, respectively. Non-GAAP adjusted diluted earnings per share was $0.24 for the year ended December 31, 2011 compared to $0.70 in the same period in 2010, based on 20.4 million and 20.9 million issued and outstanding shares, respectively.

Balance Sheet and Cash Flow

The Company had $10.7 million in cash and cash equivalents as of December 31, 2011, compared to $15.6 million as of December 31, 2010, working capital of $27.0 million, compared to $26.6 million as of December 31, 2010, and a current ratio of 4.5 to 1 compared 5.3 to 1 as of December 31, 2010.

The Company had cash outflow from operations of $0.6 million for the year ended December 31, 2011 due primarily to prepayments for advertising resources that will be sold in 2012. ChinaNet spent approximately $9.7 million on acquisitions and received an aggregate of approximately $8.9 million in cash for the sale of its 49% equity interest in Beijing Yang Guang and for the collection of working capital loans made to Beijing Yang Guang. Total shareholders’ equity of ChinaNet was $41.7 million at December 31, 2011 compared to $35.8 million at December 31, 2010.

Business Updates

Due to restrictive bank lending and monetary policies impacting available credit for new and existing SME’s in China, management is focusing on several new growth initiatives to help offset short-term challenges on 28.com. These include:

•
Launching an English-language, full-service portal dedicated to serving U.S. and international franchises looking to expand into China: www.expand2china.com. ChinaNet will leverage its strong relationships with thousands of SMEs, entrepreneurs, and regulators and industry-leading technology tools and services to help international franchises expand into China. Since its initial debut in September in West Coast Franchise Expo in Los Angeles, CA, ChinaNet has engaged in preliminary discussions with five prospective clients in the U.S.

•
Signing 15 clients for the Company’s sales channel promotion and sales channel building services, approximately one year after its initial expansion into Taiwan. The Company continues to allocate additional sales and marketing resources to further penetrate this high-growth market.

•
Leveraging the Company’s existing portfolio of technologies and services through its management tool platform, Flying Cloud (www.feitengyun.com), to accelerate the adoption of cloud-computing based services among franchisees and franchisors. The website, launched at the end of 2011, currently has 60 SMEs on beta trials. Additional features are being developed and a commercial launch is scheduled to occur by the end of May 2012.

•
Launching a reality show for entrepreneurs. Based on the same premise as the hit TV game show “Shark Tank” in the U.S., each episode of this show will feature eight prominent or rising enterprises, such as Peak, Fornet and Rongchan, who will evaluate the potential success of 5 finalist entrepreneurs who will be selected from an initial group of hundreds of entrepreneurs. The winner will receive sponsorship from the participating enterprises to start and operate his/her own business.

•
Opening ChinaNet’s first franchise expo centre in Beijing for small to medium sized business owners to showcase their franchise ideas to prospective business partners. The center, which is approximately 17,000 square feet, opened at the end of 2011 and provides shared space for franchise owners to conduct exhibitions, training, meetings and other business activities in a professional setting in exchange for a monthly fee. Management expects to attract new franchisees and entrepreneurs for its online marketing and brand management services over time while generating incremental fees from monthly service fees.

Conference Call

The conference call will take place at 8:30 am ET on Monday, April 16, 2012. Interested participants should call 1 877-317-6776 when calling within the United States or +1 412-317-6776 when calling internationally. When prompted on dial-in, ask for "ChinaNet Online Holdings".

A playback will be available through April 26, 2012. To listen, please call +1-877-344-7529 within the United States or +1-412-317-0088 if calling internationally. Utilize the pass code 10012680 for the replay.

This call is being webcast by MZ Technologies and can be accessed by clicking on the following link: http://webcast.mz-ir.com/publico.aspx?codplataforma=3683.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), a leading business to business Internet technology company focusing on providing online-to-offline sales channel expansion service for small and medium-sized enterprises and entrepreneurial management and networking service for entrepreneurs in China. Founded in 2003 and based in Beijing, PRC, the Company's services include its 28.com portal to connect SME franchisors with new franchisees, Internet advertising and marketing with other value-added communication channels, brand management & sales channel solutions, and cloud-computing based management tools, to be officially commercialized in 2012. Website: http://www.chinanet-online.com.

About Non-GAAP Financial Measures

To supplement the audited consolidated statement of income and comprehensive income presented in accordance with GAAP, we are also providing non-GAAP measures of income from operations, income before income tax expenses, net income, net income attributable to us, net income attributable to our common stockholders and basic and diluted earnings per share for the year ended December 31, 2011 and 2010, which are adjusted from results based on GAAP to exclude the non-cash gain and expenses recorded, which related to the gain on deconsolidation of subsidiaries, the related deferred income tax expenses, changes in fair value of contingent consideration receivables related to the “make-good” provisions upon acquisition of VIEs, and non-cash share-based compensation expenses recognized for the restricted stock and common stock purchase options issued to our management, directors and employees on November 30, 2011 for the year ended December 31, 2011, and the non-cash gain recorded for the fair value changes of the warrants we issued in our August 2009 financing for the year ended December 31, 2010. The non-GAAP financial measures are provided to enhance the investors' overall understanding of our current performance in on-going core operations as well as prospects for the future. These measures should be considered in addition to results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We use both GAAP and non-GAAP information in evaluating our operating business results internally and therefore deemed it important to provide all of this information to investors.

The following table presents reconciliations of our non-GAAP financial measures to the audited consolidated statements of income and comprehensive income for the years ended December 31, 2011 and 2010 (all amounts, except number of shares and per share data, are presented in thousands of US dollars):

	Year Ended December 31,
	2011		2010
	GAAP	NON GAAP	GAAP	NONGAAP
	US$	US$	US$	US$

Gross Profit	$16,704	$16,704	$22,617	$22,617

Operating expenses
Selling expenses	3,506	2,827	3,403	3,403
General and administrative expenses	7,904	6,647	3,460	3,460
Research and development expenses	2,132	1,461	907	907
	13,542		7,770	7,770
		10,935

Income from operations	$3,162		$14,847	14,847
Adjusted income from operations		$5,769

Other income (expenses):
Changes in fair value of warrants	-	-	1,861	-
Changes in fair value of contingent consideration receivables	(70)	-	-	-
Interest income	13	13	13	13
Gain on deconsolidation of subsidiaries	925	-	-	-
Other income	5	5	6	6
	873		1,880
		18		19
Income before income tax expense, equity method investments and noncontrolling interests	4,035		16,727
Adjusted income before income tax expense, equity method investments and noncontrolling interests		5,787		14,866
Income tax expense	1,035	827	352	352
Income before equity method investments and noncontrolling interests	3,000		16,375
Adjusted income before equity method investments and noncontrolling interests		4,960		14,514
Share of losses in equity investment affiliates	(219)	(219)	-	-
Net income	2,781		16,375
Adjusted net income		4,741		14,514
Net loss attributable to noncontrolling interest	214	214	214	214
Net income attributable to ChinaNet Online Holdings, Inc.	2,995		16,589
Adjusted net income attributable to ChinaNet Online Holdings, Inc.		4,955		14,728
Dividend for series A convertible preferred stock	(407)	(407)	(794)	(794)
Net income attributable to common shareholders of ChinaNet Online	$2,588		$15,795
Adjusted net income attributable to common shareholders of ChinaNet Online		$4,548		$13,934

Earnings per common share-Basic	$0.14		$0.94
Adjusted earnings per common share-Basic		$0.25		$0.83
	$0.14
Earnings per common share-Diluted			$0.79
Adjusted earnings per common share-Diluted		$0.24		$0.70

Weighted average number of common shares outstanding:
Basic	18,545,609	18,545,609	16,778,176	16,778,176
Diluted	18,759,240 (1)	20,384,766 (2)	20,896,061	20,896,061

(1)
For the year ended December 31, 2011, the effect of the 1,625,526 incremental shares resulted from assumed conversion of the convertible preferred stock was not included, because its effect was anti-dilutive under GAAP measures.

(2)
For the year ended December 31, 2011, the effect of the 1,625,526 incremental shares resulted from assumed conversion of the convertible preferred stock was included, because the effect was dilutive for not including the non-cash gain and expenses related to the non-recurring transactions incurred under NON-GAAP measures.

 Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Ted Haberfield, President
MZ North America, IR
MZ Group
Direct:                      +1-760-755-2716
Email:           thaberfield@mzgroup.us

-- FINANCIAL TABLES --

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2011	2010
	(US $'000)	(US $'000)
Assets
Current assets:
Cash and cash equivalents	$10,695	$15,590
Accounts receivable, net	4,444	4,319
Other receivables	3,631	7,811
Prepayment and deposits to suppliers	15,360	3,325
Due from related parties	324	185
Deposit for acquisitions	-	1,512
Contingent consideration receivables	159	-
Other current assets	129	31
Total current assets	34,742	32,773

Investment in and advance to equity investment affiliates	1,396	7,162
Property and equipment, net	1,902	2,010
Intangible assets, net	8,151	51
Goodwill	10,999	-
Deferred tax assets-non current	92	-
	$57,282	$41,996

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$268	$174
Advances from customers	724	2,120
Accrued payroll and other accruals	616	470
Due to equity investment affiliate	220	-
Due to related parties	161	291
Due to Control Group	-	81
Due to director	-	559
Payable for acquisition	550	-
Taxes payable	5,040	2,193
Other payables	114	10
Dividends payable	5	255
Total current liabilities	7,698	6,153

Deferred tax liability-non current	1,893	-
Long-term borrowing from director	137	132
	9,728	6,285
Commitments and contingencies

Stockholders’ equity:
Series A convertible preferred stock (US$0.001 par value; authorized 8,000,000 shares; issued and outstanding Nil and 2,877,600 shares at December 31, 2011 and 2010, respectively; aggregate liquidation preference amount: $5 and $7,449, including accrued but unpaid dividends of $5 and $255, at December 31, 2011 and 2010, respectively.	-	3
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 22,146,540 shares and 17,102,320 shares at December 31, 2011 and 2010, respectively)	22	17
Additional paid-in capital	20,747	18,614
Statutory reserves	2,117	1,587
Retained earnings	16,688	14,630
Accumulated other comprehensive income	2,132	930
Total ChinaNet’s Online Holdings, Inc.’s stockholders’ equity	41,706	35,781
Noncontrolling interest	5,848	(70)
Total stockholders’ equity	47,554	35,711
	$57,282	$41,996

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands, except for number of shares and per share data)

	Years Ended December 31,
	2011	2010
	(US $'000)	(US $'000)
Sales
To unrelated parties	$28,105	$40,423
To related parties	626	1,164
	28,731	41,587
Cost of sales	12,027	18,970
Gross margin	16,704	22,617

Operating expenses
Selling expenses	3,506	3,403
General and administrative expenses	7,904	3,460
Research and development expenses	2,132	907
	13,542	7,770

Income from operations	3,162	14,847

Other income (expense):
Changes in fair value of warrants	-	1,861
Changes in fair value of contingent consideration receivables	(70)	-
Interest income	13	13
Gain on deconsolidation of subsidiaries	925	-
Other income	5	6
	873	1,880

Income before income tax expense, equity method investments and noncontrolling interests	4,035	16,727
Income tax expense	1,035	352
Income before equity method investments and noncontrolling interests	3,000	16,375
Share of losses in equity investment affiliates	(219)	-
Net income	2,781	16,375
Net loss attributable to noncontrolling interests	214	214
Net income attributable to ChinaNet Online Holdings, Inc.	2,995	16,589
Dividend of Series A convertible preferred stock	(407)	(794)
Net income attributable to common shareholders of ChinaNet Online Holdings, Inc.	$2,588	$15,795

Earnings per share
Earnings per common share
Basic	$0.14	$0.94
Diluted	$0.14	$0.79

Weighted average number of common shares outstanding:
Basic	18,545,609	16,778,176
Diluted	18,759,240	20,896,061

Comprehensive Income
Net income	2,781	16,375
Foreign currency translation gain	1,254	813
	$4,035	$17,188
Comprehensive Income
Comprehensive loss attributable to noncontrolling interest	(162)	(214)
Comprehensive income attributable to ChinaNet’s Online Holdings, Inc.	4,197	17,402
	$4,035	$17,188

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2011	2010
	(US $'000)	(US $'000)

Cash flows from operating activities
Net income	$2,781	$16,375
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,012	465
Share-based compensation expenses	2,900	337
Changes in fair value of warrants	-	(1,861)
Changes in fair value of contingent consideration receivables	70	-
Allowances for doubtful debts	2,583	-
Share of losses in equity investment affiliates	219	-
Gain on deconsolidation of subsidiaries	(925)	-
Gain on disposal of property and equipment	(3)	-
Deferred taxes	27	-
Changes in operating assets and liabilities
Accounts receivable	(2,100)	(1,013)
Other receivables	5,276	(4,961)
Prepayments and deposits to suppliers	(11,247)	905
Due from related parties	(130)	315
Other current assets	(197)	1
Accounts payable	27	(123)
Advances from customers	(1,575)	1,146
Accrued payroll and other accruals	166	271
Due to director	(559)	559
Due to Control Group	(82)	(1,073)
Due to related parties	(139)	112
Other payables	490	(17)
Taxes payable	803	144
Net cash provided by operating activities	(603)	11,582

Cash flows from investing activities
Purchases of vehicles and office equipment	(741)	(1,001)
Purchases of intangible assets	(1,445)	(60)
Cash from acquisition of VIEs	330	148
Cash effect on deconsolidation of VIEs	(1,670)	-
Long-term investment in and advance to equity investment affiliates	(1,712)	(6,985)
Payment for acquisition of VIEs	(9,731)	(1,475)
Disposal of investment in and loan repayment from equity investment affiliate	8,885	-
Net cash used in investing activities	(6,084)	(9,373)

Cash flows from financing activities
Cash investment contributed by noncontrolling interest	378	145
Dividend paid to convertible preferred stockholders	(657)	(912)
Short-term loan borrowed from equity investment affiliate	216	-
Capital contributions received in advance from new shareholders of Zhao Shang Ke Hubei before deconsolidation	1,545	-
Net cash provided by financing activities	1,482	(767)

Effect of exchange rate fluctuation on cash and cash equivalents	310	231

Net increase in cash and cash equivalents	(4,895)	1,673
Cash and cash equivalents at beginning of year	15,590	13,917
Cash and cash equivalents at end of period	$10,695	$15,590